UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
____________________

FORM 8-A/A
(AMENDMENT NO. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Youbet.com, Inc.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

DELAWARE	95-4627253
(STATE OF INCORPORATION OR ORGANIZATION)	(I.R.S. EMPLOYER IDENTIFICATION NO.)

2600 West Olive Avenue, 5th floor, Burbank, CA	91505
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)	(ZIP CODE)

IF THIS FORM RELATES TO THE REGISTRATION OF A CLASS OF SECURITIES PURSUANT TO SECTION 12(B) OF THE EXCHANGE ACT AND IS EFFECTIVE PURSUANT TO GENERAL INSTRUCTION A.(C), PLEASE CHECK THE FOLLOWING BOX. ☒

IF THIS FORM RELATES TO THE REGISTRATION OF A CLASS OF SECURITIES PURSUANT TO SECTION 12(G) OF THE EXCHANGE  ACT AND IS EFFECTIVE PURSUANT TO GENERAL INSTRUCTION A.(D), PLEASE CHECK THE FOLLOWING BOX. ☐

Securities Act registration statement file number to which this form relates:
(If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of Each Exchange on Which Each Class is to be Registered

Rights to Purchase Series B Junior Participating Preferred Stock	Nasdaq Capital Market

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

(Title of Class)

Item 1.   Description of Securities To Be Registered.

Item 1 of the Form 8-A filed by Youbet.com, Inc., a Delaware corporation (the “Company”), on April 1, 2009 is amended and supplemented by adding the following:

On November 11, 2009, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Churchill Downs Incorporated, a Kentucky corporation (“Churchill”), Tomahawk Merger Corp., a Delaware corporation and a wholly owned subsidiary of Churchill (“Merger Sub”), and Tomahawk Merger LLC, a Delaware limited liability company and a wholly owned subsidiary of Churchill (“Merger LLC”).  The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, (i) Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Churchill (the “Merger”) and (ii) following completion of the Merger, the surviving corporation from the Merger will merge with and into Merger LLC (the “Subsequent Merger”), with Merger LLC surviving the Subsequent Merger.

On November 11, 2009, the Company also entered into an amendment (the “Rights Amendment”) to the Rights Agreement, dated as of March 31, 2009, between the Company and American Stock Transfer & Trust Company LLC, a New York limited liability trust company, as Rights Agent, (the “Rights Agreement”).  Pursuant to the Rights Amendment, neither Churchill nor any of its affiliates or associates will be deemed an “Acquiring Person” for purposes of the Rights Agreement as a result of the Merger Agreement or any of the transactions contemplated thereby. Additionally, none of these events will cause the rights issued under the Rights Agreement to be distributed, become exercisable or result in any rights becoming void or an adjustment to the number or types of securities issuable upon exercise of the rights. The Rights Amendment also provides that the Rights Agreement shall be terminated and be of no further force and effect as of the Effective Time.

The foregoing summary of the Rights Amendment does not purport to be complete and is qualified in its entirety by reference to the Rights Amendment, which is incorporated herein by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 13, 2009.

Item 2.   Exhibits.

3.1
Certificate of Designations of Series B Junior Participating Preferred Stock, as filed with the Secretary of State of Delaware on April 1, 2009 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on April 1, 2009).

4.1
Rights Agreement, dated as of March 31, 2009, between Youbet.com, Inc. and American Stock Transfer & Trust Company LLC, as Rights Agent, which includes the Form of Certificate of Designation as Exhibit A, Form of Right Certificate as Exhibit B and the Summary of Rights as Exhibit C (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on April 1, 2009).

4.2
Amendment to Rights Agreement, dated as of November 11, 2009, between Youbet.com, Inc. and American Stock Transfer & Trust Company LLC (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K filed on November 13, 2009).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: November 13, 2009	YOUBET.COM, INC.

	By:	/s/ David Goldberg
Name: David Goldberg
Title: President & Chief Executive Officer